Exhibit 10.7

SEALED AIR CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Instrument of Amendment

Approved by the Board of Directors on December 19, 2013.

Statement of Purpose

The Corporation sponsors Sealed Air Corporation Deferred Compensation Plan for Directors (the “Plan”).  The Corporation desires to amend the Plan as set forth herein to provide that dividend equivalents on stock units under the Plan will be credited as additional stock units rather than as a credit to the cash account.  In accordance with Section 7 of the Plan, this Instrument has been approved by the Board of Directors of the Corporation.

NOW, THEREFORE, the Corporation hereby amends the Plan, effective as of the date hereof, as follows:

1.The first sentence of Section 5(b) of the Plan is amended in its entirety to read as follows:

“If cash dividends should be paid on the Corporation’s Common Stock while any Participant has a Stock Account, each applicable Participant’s Stock Account shall be credited with additional full or fractional Stock Units for such cash dividends based on the number of Stock Units in the Stock Account on the applicable dividend record date and calculated based on the “Fair Market Value Per Share” of the Common Stock on the applicable dividend payment date (as such term is defined in the Directors Stock Plan).”

2.The last sentence of Section 6(c) of the Plan is amended in its entirety to read as follows:

“The number of shares of Common Stock equal to the number of Stock Units in the Stock Account as of such December 31 shall be issued to the Participant (or to the Participant’s designated beneficiary, if appropriate) between January 1 and January 31 of the following year; provided, however, that no fractional shares of Common Stock shall be issued, but instead the number of shares to be issued as part of each payment shall be rounded to the nearest whole number of shares.”

3.Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.